Exhibit 15.5

Our Ref: 2CA052.001                                                    18  February 2019

Dear Sirs/Mesdames:
RE:    United States Securities and Exchange Commission
I hereby consent to (a) SRK Consulting (Canada) Inc. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2018 (the "2018 20-F”) as having independently audited and validated the 2018 iron ore reserve estimates on ArcelorMittal's properties in Canada and (b) the incorporation by reference of the 2018 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of SRK Consulting (Canada) Inc.

Anoush Ebrahimi, P. Eng, Ph.D. Principal Consultant, Mining	/s/ Anoush Ebrahimi, P. Eng, Ph.D.
SRK Consulting (Canada) Inc.	SRK Consulting (Canada) Inc.